Exhibit 10.2

PERFORMANCE SHARE UNIT AGREEMENT

GRANTED TO	GRANT DATE	NUMBER OF PERFORMANCE SHARE UNITS	SOCIAL SECURITY NUMBER
[Name]		Threshold Award Number:

[Street]	/ /20	Target Award Number:	[SSN]

[City], [State] [Postal]		Maximum Award Number:

1.	This Agreement. This agreement, together with Exhibit A and Exhibit B (collectively, the “Agreement”), sets forth the terms and conditions of a performance share unit award representing the right to receive shares of common stock (“Common Stock”) of Apogee Enterprises, Inc., a Minnesota corporation (the “Company”). This Agreement is issued pursuant to the Apogee Enterprises, Inc. 2002 Omnibus Stock Incentive Plan, as amended from time to time (the “Plan”), and subject to its terms.

2.	The Grant. The Company hereby grants to the individual named above (the “Employee”), as of the above Grant Date, a performance share unit award entitling the Employee to the number of performance share units (the “Units”) equal to the “Target Award Number” set forth above (such number of units, the “Target Award Number”). Each Unit represents the right to receive one share of Common Stock, subject to the vesting requirements of this Agreement and the terms of the Plan. The number of Units that vest under this Agreement is referred to herein as the “Vested Award Number,” and the shares of Common Stock distributable to the Employee with respect to the Units vested hereunder are referred to as the “Shares.”

3.	Performance Period. The “Performance Period” for purposes of determining the Vested Award Number shall be fiscal years 20 through 20 .

4.	Performance Goals. The performance goals for purposes of determining the Vested Award Number are set forth in the attached Exhibit B.

5.	Vesting. The number of Units that will vest (i.e., the Vested Award Number) will be based on whether and to what extent the threshold, target or maximum performance level of the performance goals is achieved, as set forth in the attached Exhibit B and as determined by the Compensation Committee of the Company’s Board of Directors (the “Committee”) in its sole discretion. The Target Award Number will be increased to the Maximum Award Number set forth above if the Company’s performance goals are achieved at the maximum level or decreased to zero if the Company’s performance goals are not achieved at the threshold performance level. The Threshold Award Number set forth above represents the number of Units that would vest if the Company achieves the performance goals at the threshold level. The determination of the Vested Award Number will occur as soon as practicable after the Committee determines, in its sole discretion after the end of the Performance Period, whether, and the extent to which, the performance goals have been achieved; provided that in no event will such determination be made later than 60 days following the end of the Performance Period (the “Determination Date”).

6.	Restrictions on Transfer. The Units may not be sold, assigned, transferred or pledged, other than by will or the laws of descent and distribution, and any such attempted transfer shall be void.

7.	Forfeiture. In the event the Employee’s employment is terminated during the Performance Period, the Units shall be immediately and irrevocably forfeited, unless the Employee’s termination is by reason of:

•	involuntary termination without Cause (as defined in the attached Exhibit A),

•	Early Retirement or Retirement (as defined in the attached Exhibit A),

•	Disability (as defined in the attached Exhibit A), or

•	death.

In the event the Employee’s employment is terminated prior to the end of the Performance Period by reason of involuntary termination without Cause, the Employee shall be entitled to retain a pro-rata portion (based on the amount of time elapsed between the beginning of the Performance Period and the date of termination) of the Units after the end of the Performance Period to the extent that the threshold, target or maximum performance level of the performance goals is achieved, as set forth in the attached Exhibit B and as determined by the Committee in its sole discretion. In the event the Employee’s employment is terminated prior to the end of the Performance Period by reason of Early Retirement, Retirement, Disability or death, the Employee or the Employee’s estate, as applicable, shall be entitled to retain the Units after the end of the Performance Period to the extent that the threshold, target or maximum performance level of the performance goals is achieved, as set forth in the attached Exhibit B and as determined by the Committee in its sole discretion. In the event of a Change in Control (as defined in the attached Exhibit A) prior to the end of the Performance Period, the Performance Period shall be deemed to end on the date of the Change in Control and the Employee shall be entitled to retain the Units to the extent that the threshold, target or maximum performance level of the performance goals is achieved, as adjusted for the truncated Performance Period and determined by the Committee in its sole discretion.

8.	Distribution of Shares with Respect to Units. As soon as administratively feasible following the Determination Date and the Employee’s satisfaction of any required tax withholding obligations (but in no event later than 60 days following the end of the Performance Period), the Company shall cause to be issued and delivered to the Employee a certificate or certificates evidencing Shares registered in the name of the Employee or in the name of the Employee’s legal representatives, beneficiaries or heirs, as the case may be.

9.	Rights as Shareholder; Dividend Equivalents. Prior to the distribution of Shares with respect to Units, the Employee shall not have ownership or rights of ownership of any Shares underlying the Units. Notwithstanding the foregoing, the Employee shall accumulate an unvested right to payment of cash dividend equivalents on the Shares underlying Units if cash dividends are declared by the Company’s Board of Directors on the Common Stock on or after the Grant Date. The Employee shall be entitled solely to payment of accumulated dividend equivalents with respect to a number of Units equal to the Vested Award Number. Such dividend equivalents will be in an amount of cash per vested Unit equal to the cash dividend paid with respect to a share of outstanding Common Stock. Dividend equivalents will be paid to the Employee on the date that the Shares are distributed to the Employee. The Employee shall not be entitled to dividend equivalents with respect to dividends declared prior to the Grant Date. All dividend equivalents accumulated with respect to forfeited Units shall also be irrevocably forfeited.

10.	Income Taxes. The Employee is liable for any federal, state and local income or other taxes applicable upon the receipt of the Shares, the lapse of restrictions relating to the Units or the subsequent disposition of any of the Shares, and the Employee acknowledges that he or she should consult with his or her own tax advisor regarding the applicable tax consequences. Dividend equivalents accrued with respect to dividends declared before the delivery of the Shares underlying the Units will be treated as compensation income for tax purposes and will be subject to income and payroll tax withholding by the Company. Upon issuance of the Shares, the Employee shall promptly pay to the Company in cash, and/or the Company may withhold from the Employee’s compensation or from the Shares or any cash payable in lieu of some or all of such Shares an amount necessary to pay, all applicable taxes required by the Company to be withheld or collected upon such issuance of Shares.

11.	Acknowledgment. This award of Units shall not be effective until the Employee dates and signs the form of Acknowledgment below and returns a signed copy of this Agreement to the Company. By signing the Acknowledgment, the Employee agrees to the terms and conditions of this Agreement and the Plan and acknowledges receipt of a copy of the prospectus related to the Plan.

ACKNOWLEDGMENT:	APOGEE ENTERPRISES, INC.

EMPLOYEE’S SIGNATURE

DATE
By:
[Name]
SOCIAL SECURITY NUMBER		[Title]

EXHIBIT A

DEFINED TERMS USED IN THE

PERFORMANCE SHARE UNIT AGREEMENT

The following terms used in this Agreement have the following meanings:

“Acquiring Person” shall mean any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) who or which, together with all Affiliates and Associates of such person, is the Beneficial Owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of 10% or more of the shares of Common Stock of the Company then outstanding, but shall not include the Company, any subsidiary of the Company or any employee benefit plan of the Company or of any subsidiary of the Company or any entity holding shares of Common Stock organized, appointed or established for, or pursuant to the terms of, any such plan.

“Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.

“Cause” shall mean:

(i) the willful and continued failure by Employee substantially to perform his or her duties and obligations (other than any such failure resulting from his or her incapacity due to physical or mental illness),

(ii) Employee’s conviction or plea bargain of any felony or gross misdemeanor involving moral turpitude, fraud or misappropriation of funds, or

(iii) the willful engaging by Employee in misconduct which causes substantial injury to the Company or its Affiliates, its other employees or the employees of its Affiliates or its clients or the clients of its Affiliates, whether monetarily or otherwise. For purposes of this paragraph, no action or failure to act on Employee’s part shall be considered “willful” unless done or omitted to be done, by Employee in bad faith and without reasonable belief that his or her action or omission was in the best interests of the Company.

“Change in Control” shall mean:

(i) a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, or successor provision thereto, whether or not the Company is then subject to such reporting requirement including, without limitation, any of the following events:

(A)	the consummation of any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s common stock would be converted into cash, securities, or other property, other than a merger of the Company in which all or substantially all of the holders of the Company’s common stock immediately prior to the consolidation or merger own more than 65% of the common stock of the surviving corporation immediately after the merger in the same relative proportions as their ownership of the Company’s common stock immediately prior to the consolidation or merger;

(B)	any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company;

(C)	any reorganization, reverse stock split, or recapitalization of the Company which would result in a Change in Control; or

(D)	any transaction or series of related transactions having, directly or indirectly, the same effect as any of the foregoing; or any agreement, contract, or other arrangement providing for any of the foregoing.

(ii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities;

(iii) the Continuing Directors cease to constitute a majority of the Company’s Board of Directors; or

(iv) the majority of the Continuing Directors determine in their sole and absolute discretion that there has been a change in control of the Company.

“Continuing Director” shall mean any person who is a member of the Board of Directors of the Company, who is not an Acquiring Person or an Affiliate or Associate of an Acquiring Person, or a representative of an Acquiring Person or of any such Affiliate or Associate, and who (i) was a member of the Board of Directors on the date of this Agreement as first written above or (ii) subsequently becomes a member of the Board of Directors, if such person’s initial nomination for election or initial election to the Board of Directors is recommended or approved by a majority of the Continuing Directors.

“Disability” shall mean any physical or mental condition which would qualify Employee for a disability benefit under any long-term disability plan maintained by the Company or any Affiliate (as defined in Rule 12b-2 promulgated under the Exchange Act) then employing Employee.

“Early Retirement” shall mean Employee’s voluntary retirement from the Company at any time at which Employee is then at least 50 years of age and has been employed by the Company for at least 15 years.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Retirement” shall mean Employee’s normal termination of his or her employment relationship with the Company at age 65.

EXHIBIT B

PERFORMANCE GOALS UNDER THE

PERFORMANCE SHARE UNIT AGREEMENT

Performance Goals for Three-Year Performance Period

(                 , 20     –                  , 20    )

Performance Goal	Threshold	Target	Maximum
[ ] (weighted as %)	[ ]	[ ]	[ ]

[ ] (weighted as %)	[ ]	[ ]	[ ]

[ ] (weighted as %)	[ ]	[ ]	[ ]

Payment Levels (% of target shares)	[ ]	[ ]	[ ]

•	The number of Units earned by the Employee for performance between the threshold, target and maximum performance levels will be linearly interpolated.